EXHIBIT 99.1

News Release
The York Water Company
130 East Market Street
Contact:	Jeffrey R. Hines, President	York, PA 17401
Or
Kathleen M. Miller, Chief Financial Officer

Phone:	717-845-3601	FOR IMMEDIATE RELEASE

THE YORK WATER COMPANY ANNOUNCES 2ND QUARTER AND SIX MONTHS EARNINGS AND AN AGREEMENT TO SUPPLY WATER SERVICE TO CROSS KEYS VILLAGE, ADAMS COUNTY, PENNSYLVANIA

York, Pennsylvania, August 8, 2011:  The York Water Company's (NASDAQ:YORW) President, Jeffrey R. Hines, announced today the Company's financial results for the second quarter and the first six months of 2011, and an agreement to supply water to Cross Keys Village, Adams County, Pennsylvania.

President Hines reported that second quarter operating revenues of $10,452,000 increased $704,000 and net income of $2,458,000 increased $114,000 compared to the second quarter of 2010.  Earnings per share of $0.19 for the three-month period increased $0.01 over the same period last year.

President Hines also reported that the first six months operating revenues of $20,097,000 increased $1,333,000, and net income of $4,597,000 increased $414,000 compared to the first six months of 2010.  Higher water revenues due to growth in the customer base and a rate increase effective in November 2010 caused the majority of the increase in net income. Increased net income was partially offset by an increase in the allowance for doubtful accounts, increased retirement and depreciation expenses, and higher interest on long-term debt.  Earnings per share of $0.36 for the six-month period increased $0.03 over the same period last year.

During the first six months of 2011, the Company invested $4.1 million in capital projects for upgrades to water treatment facilities and standpipes as well as various replacements of aging infrastructure. The Company estimates it will invest an additional $6.6 million in 2011 for expansion and improvements to its pipes, facilities, and dams to ensure a safe, adequate, and reliable supply of drinking water for the Company’s growing customer base.

Period Ended June 30
In 000's (except per share)
	Quarter		Six Months
	2011	2010	2011	2010
Operating Revenues	$ 10,452	$ 9,748	$ 20,097	$ 18,764
Net Income	$ 2,458	$ 2,344	$ 4,597	$ 4,183
Average Number of Common Shares Outstanding	12,721	12,614	12,708	12,593
Basic Earnings Per Common Share	$ 0.19	$ 0.18	$ 0.36	$ 0.33
Dividends Paid Per Common Share	$ 0.131	$ 0.128	$ 0.262	$ 0.256

CROSS KEYS VILLAGE WATER AGREEMENT

President Hines also announced today that the Company has entered into an agreement to provide water service to Cross Keys Village in Adams County, PA. Cross Keys Village is a continuing care retirement community currently serving more than 1,500 people on a growing 250-acre campus.  President Hines commented: “We are looking forward to providing Cross Keys Village with ’that good York water’. After approval by the Pennsylvania Public Utility Commission, we expect to start service by October 1, 2011.” Cross Keys Village will be one of York’s ten largest customers and will add less than 1% to annual revenue.

This news release may contain forward-looking statements regarding the Company’s operational and financial expectations. These statements are based on currently available information and are subject to risks, uncertainties, and other events which could cause the Company’s actual results to be materially different from the results described in this statement. The Company undertakes no duty to update any forward-looking statement.
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